As filed with the Securities and Exchange Commission on January 25, 2023

Registration No. 333-

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVE HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-2549808
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 General Aviation Drive Melbourne, Florida	32935
(Address of principal executive offices)	(Zip code)

Eve Holding, Inc. 2022 Stock Incentive Plan

(Full title of the plan)

Flávia Pavie
General Counsel & Chief Compliance Officer
Eve Holding, Inc.
1400 General Aviation Drive,

Melbourne, FL 32935

(321) 751-5050
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul T. Schnell

Thomas W. Greenberg

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001-8602
Tel: (212) 735-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☒

Non-accelerated filer ☐	Smaller reporting company	☐

	Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 16,802,821 shares of Common Stock, par value $0.001 per share, of Eve Holding, Inc. (the “Company”) reserved for issuance under the Eve Holding, Inc. 2022 Omnibus Incentive Plan (the “Plan”). The Plan has been approved by the Company’s board of directors and stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.              Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated by reference in this registration statement:

(a) The Company’s prospectus, dated January 18, 2023, filed on January 20, 2023 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-265337), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, filed on May 3, 2022, June 30, 2022, filed on August 4, 2022 (as amended by the Form 10-Q/A filed on December 8, 2022), and September 30, 2022, filed on December 23, 2022;

(c) The Company’s Current Reports on Form 8-K filed on February 4, 2022, March 15, 2022, March 18, 2022, April 5, 2022, May 6, 2022, May 13, 2022 (as amended by the Form 8-K/As filed on December 8, 2022 and December 12, 2022), September 8, 2022, September 29, 2022 (as amended by the Form 8-K/A filed on November 14, 2022), November 29, 2022, and December 22, 2022; and

(d) The description of the Company’s Common Stock, contained in Exhibit 4.5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 15, 2022, as amended by any amendments or reports filed for the purpose of updating such description, including the description of the Company’s Common Stock set forth under the heading “Description of Securities” contained in the Company’s Registration Statement on Form S-1/A, filed with the SEC on January 13, 2023.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  In no event, however, unless stated otherwise in the applicable report, will any information that the Company has disclosed or will disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4.              Description of Securities.

Not applicable.

Item 5.              Interests of Named Experts and Counsel.

Not applicable.

Item 6.              Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation (“Charter”) includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Our amended and restated bylaws (“Bylaws”) provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, investments in our securities may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

Item 7.              Exemption from Registration Claimed.

Not applicable.

Item 8.              Exhibits.

Exhibit No.	Description
3.1

Second Amended and Restated Certificate of Incorporation of Eve Holding, Inc., dated as of May 9, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 13, 2022)

3.2	Amended and Restated Bylaws of Eve Holding, Inc., dated as of May 9, 2022 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed May 13, 2022)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm)
10.1	Eve Holding, Inc. 2022 Stock Incentive Plan
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on signature page)
107	Filing Fee Table

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Item 9.              Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Florida, on January 25, 2023.

EVE HOLDING, INC.

By:	/s/ Gerard J. DeMuro
	Name:	Gerard J. DeMuro
	Title:	Co-Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerard J. DeMuro and Eduardo Couto and each of them, severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities to sign in any and all capacities this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gerard J. DeMuro	Co-Chief Executive Officer	January 25, 2023
Gerard J. DeMuro	(Principal Executive Officer)

/s/André Duarte Stein	Co-Chief Executive Officer	January 25, 2023
André Duarte Stein	(Principal Executive Officer)

/s/ Eduardo Couto	Chief Financial Officer	January 25, 2023
Eduardo Couto	(Principal Financial and Accounting Officer)

/s/ Luis Carlos Affonso	Director	January 25, 2023
Luis Carlos Affonso

/s/ Michael Amalfitano	Director	January 25, 2023
Michael Amalfitano

/s/ Marion Clifton Blakey	Director	January 25, 2023
Marion Clifton Blakey

/s/ Paul Eremenko	Director	January 25, 2023
Paul Eremenko

/s/ Sergio Pedreiro	Director	January 25, 2023
Sergio Pedreiro

/s/ Kenneth C. Ricci	Director	January 25, 2023
Kenneth C. Ricci